Exhibit 99.1

Intellicheck Announces Transfer of Listing to

The Nasdaq Stock Market LLC

MELVILLE, NEW YORK - January 17, 2020 - Intellicheck (NYSE American: IDN) today announced that it is transferring its stock exchange listing from the New York Stock Exchange American to The Nasdaq Stock Market LLC (“Nasdaq”). Intellicheck will retain the “IDN” ticker with trading on the Nasdaq expected to begin on February 3, 2020.

Intellicheck CEO Bryan Lewis noted, “We are very pleased to be approved for the transfer of our listing to The Nasdaq Stock Market LLC. As we continue to see a growth in demand for our state-of-the-art technology solutions, we believe that our partnership with Nasdaq will allow us to build on our successes and heighten our brand exposure. Understanding that identity theft and fraud continues at a record setting pace, we believe that we are well-positioned to meet the significant needs associated with it as we help our clients that include banks, credit card issuers, retailers, law enforcement and government agencies.”

Intellicheck is an industry leader in identification authentication and age verification. The company’s proven technology solutions provide real-time customer identification authentication that prevents fraud, while delivering a frictionless customer experience.

About Intellicheck

Intellicheck (NYSE American: IDN) is a trusted industry leader in technology solutions that stop identity theft and fraud with real-time identification authentication and age verification. We make it possible for our clients to increase revenues, improve customer service, and increase operational efficiencies. Under new direction, the company is focused on partnering with banks, credit card issuers and retailers to prevent fraud. Intellicheck also serves law enforcement agencies, national defense clients and diverse state and federal government agencies. For more information on Intellicheck, visit http://www.intellicheck.com/ and follow Intellicheck on Twitter, Facebook, or LinkedIn and on YouTube.

Contacts

Intellicheck Investor Relations: Gar Jackson (949) 873-2789

Intellicheck Media and Public Relations: Sharon Schultz (302) 539-3747